EXHIBIT 99.3

1

SNI Holdco Inc.

Condensed Consolidated Balance Sheets (unaudited)
March 31, 2017 and December 31, 2016

	March 31,	December 31,
	2017	2016
Assets

Current assets:
Cash	$592,450	$789,937
Accounts receivable, net of allowance for doubtful accounts of
$275,004 and $267,004 in 2017 and 2016, respectively	13,666,360	13,686,381
Income taxes receivable	-	938,642
Prepaid expenses	818,273	665,663
Total current assets	15,077,083	16,080,623

Equipment, net (Note 1)	510,256	588,876

Other assets:
Goodwill	22,344,325	22,344,325
Intangible assets, net (Note 2)	194,159	258,877
Other	1,051,832	1,398,312
Total other assets	23,590,316	24,001,514

Total assets	$39,177,655	$40,671,013

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$72,910	$114,578
Accrued expenses	4,786,045	4,166,184
Current portion of long-term debt (Note 3)	4,664,250	4,584,163
Total current liabilities	9,523,205	8,864,925

Deferred income taxes	2,990,000	2,990,000

Long-term debt (Note 3)	15,285,770	18,245,875

Stockholders’ equity
Common stock, $0.001 par value, 10,000 shares authorized,
3,118.46 shares issued and outstanding in March 31, 2017 and December 31, 2016	3	3
Additional paid-in capital	3,150,674	3,150,674
Treasury shares, 214.87 shares in March 31, 2017 and December 31, 2016	(856,312)	(856,312)
Retained earnings	9,084,315	8,275,848
Total stockholders’ equity	11,378,680	10,570,213

Total liabilities and stockholders’ equity	$39,177,655	$40,671,013

See notes to condensed consolidated financial statements.

2

SNI Holdco Inc.

Condensed Consolidated Statements of Income (unaudited)
Three Months Ended March 31, 2017 and 2016

	2017	2016
Net revenue:
Contract staffing revenue	$20,879,916	$23,834,389
Permanent placement revenue	5,695,738	3,991,987
Net revenue	26,575,654	27,826,376

Direct cost of contract staffing revenue	14,052,906	15,947,758
Gross margin	12,522,748	11,878,618

Operating expenses:
Salaries and compensation	7,674,738	7,423,126
Advertising	357,759	327,700
General and administrative	2,243,086	1,965,436
Restructuring costs	13,573	42,308
Depreciation	111,017	133,498
Amortization of intangible assets	64,719	106,647
Total operating expenses	10,464,892	9,998,715

Operating income	2,057,856	1,879,903

Other (income) expenses:
Interest expense	519,492	712,487
Amortization of deferred financing costs	109,644	109,644
Total other expenses	629,136	822,131

Income before income taxes	1,428,720	1,057,772

Income tax expense	620,252	422,910

Net income	$808,468	$634,862

See notes to condensed consolidated financial statements.

3

SNI Holdco Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)
Three Months Ended March 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net income	$808,468	$634,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	285,380	349,789
Changes in operating assets and liabilities:
Accounts receivable	(20,021)	(21,808)
Prepaid expenses	152,610	15,489
Other assets	500	-
Accounts payable and accrued expenses	1,487,991	304,816
Net cash provided by operating activities	2,714,928	1,283,148

Cash flows from investing activities:
Purchases of equipment	(32,397)	(34,863)

Cash flows from financing activities:
Payments on term loan	(2,230,369)	(1,788,441)
Proceeds from revolving loan	2,250,000	5,150,000
Payments on revolving loan	(2,899,649)	(3,750,000)
Net cash (used in) financing activities	(2,880,018)	(388,441)

Net increase (decrease) in cash	(197,487)	859,844

Cash:
Beginning of period	789,937	267,360

End of period	$592,450	$1,127,204

Supplemental disclosure:
Cash paid for interest	$519,492	$712,487

Cash paid for taxes	$385,814	$622,438

See notes to condensed consolidated financial statements.

4

SNI Holdco Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1. Significant Accounting Policies

Description of business: SNI Holdco Inc. through its wholly owned subsidiary SNI Companies (collectively, the Company), provides contract staffing and permanent personnel placement services in the fields of office administration, accounting, information technology, legal, sales, marketing and human resources. The Company operates 35 personnel placement offices located in Colorado, Connecticut, District of Columbia, Florida, Georgia, Illinois, Louisiana, Maryland, Massachusetts, Minnesota, New Jersey, Pennsylvania, Texas and Virginia.

Principles of consolidation: The condensed unaudited consolidated financial statements include the accounts of SNI Holdco Inc. and its wholly owned subsidiary, SNI Companies. Significant intercompany accounts and transactions have been eliminated in consolidation.

Interim financial statements: The accompanying unaudited interim financial statements, in the opinion of management, reflect all adjustments which are necessary for a fair presentation of the financial position and operating results for the interim periods. These unaudited financial statements and notes should be read in conjunction with the annual audited financial statements of the Company for the year ended December 31, 2016. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Accounts receivable: Concentrations of credit risk with respect to trade receivables are limited due to the number of customers and their geographic dispersion. The Company performs initial and periodic credit evaluations of its customers and does not require collateral. Receivables are carried at original invoice amount less an estimate made for doubtful accounts. Management determines the allowance for doubtful accounts by evaluating individual customer accounts and using historical experience. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Equipment: Equipment is stated at cost. Depreciation is computed by the straight line method over the estimated useful lives of the assets, primarily 4 to 7 years. As of March 31, 2017 and December 31, 2016, accumulated depreciation was $4,783,126 and $4,672,109, respectively.

Goodwill: Goodwill represents the excess of purchase price over the fair value of underlying net assets of businesses acquired. Under accounting requirements, goodwill is not amortized but is subject to annual impairment tests. The Company has performed the required impairment tests, which have resulted in no impairment adjustments.

Intangible assets: Intangible assets are amortized on a straight-line basis over their estimated useful lives or the terms of the related agreements, including 8 years for trademarks, 3 years for customer relationships, 7 years for noncompete agreements, and 3 years for candidate database.

Revenue recognition: Contract staffing revenue is recognized when the services are rendered by the Company’s contract employees. Permanent placement revenue is recognized when employment candidates accept offers of permanent employment. The Company has an ability and history of estimating candidates who do not begin employment or remain with clients (fall-offs) through the limited guarantee period (generally 30-60 days). Allowances are established as necessary for known or estimated fall-offs.

5

SNI Holdco Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1. Significant Accounting Policies (Continued)

Income taxes: Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advertising: The Company expenses advertising costs as incurred.

Recent accounting pronouncements: In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), covering revenue recognition. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 by one year, making it effective beginning in fiscal year 2019 for the Company. The Company has not yet determined the effect, if any, that the new accounting standard may have on the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the existing U.S. GAAP leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard will be effective beginning in fiscal year 2020 for the Company. The Company has not yet determined the effect that the new accounting standard may have on the financial statements.

Note 2. Intangible Assets

Intangible assets consist of the following at March 31, 2017 and December 31, 2016:

	March 31,	December 31,
	2017	2016

Noncompete agreements	$1,174,000	$1,174,000
Customer relationships	1,758,000	1,758,000
Trademarks	2,071,000	2,071,000
Candidate database	843,000	843,000
	5,846,000	5,846,000
Less accumulated amortization	(5,651,841)	(5,587,123)
	$194,159	$258,877

Approximate future expected amortization expense for intangible assets during the year ending December 31, 2017, is $259,000.

6

SNI Holdco Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 3. Long-Term Debt

Long-term debt consists of the following as of March 31, 2017 and December 31, 2016:

	March 31,	December 31,
	2017	2016
Revolving loan due December 31, 2018, interest-only payments due monthly at LIBOR plus an applicable margin with a 1.00% LIBOR
floor (9% as of March 31, 2017).	$600,351	$1,250,000
Term loan, payable in increasing quarterly installments with balance due at maturity on December 31, 2018, with interest at LIBOR plus an applicable margin with a 1.00% LIBOR floor (9% as of
March 31, 2017).	19,349,669	21,426,913
Note payable, due in semi-annual installments of $153,125, plus
interest at 10%.	-	153,125
	19,950,020	22,830,038
Less current portion	4,664,250	4,584,163
	$15,285,770	$18,245,875

The revolving and term loans are issued under a credit agreement and are collateralized by all assets of the Company and a pledge of the Company’s common stock. The revolving loan has availability up to the lesser of $5 million or a defined borrowing base amount based on eligible accounts receivable. Unused availability as of March 31, 2017, was approximately $4.4 million. An annual commitment fee of 0.5 percent is required on the unused portion of the revolving loan. Quarterly installments on the term loan are approximately $933,000 at March 31, 2017, increasing to $1,166,000 in June 2017. In addition to scheduled amortization, additional loan principal payments are required each year based on the Company’s defined annual excess cash flow. Certain mandatory prepayments are also required if a defined asset sale or equity offering are consummated. Specified optional prepayments can be made without prepayment penalties.

The credit agreement contains various restrictive covenants, including certain restrictions on payments of dividends, restrictions on incurring additional indebtedness, restrictions on rental payments under operating leases and requirements to maintain certain financial covenants.

Aggregate future maturities of long-term debt as of December 31, 2016, are as follows:

Years ending December 31:
2017	$4,584,163
2018	18,245,875
$22,830,038

On April 3, 2017, the above debt was repaid in full in connection with the transaction described in Note 5.

7

SNI Holdco Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 4. Commitments and Contingencies

The Company conducts its operations from office space rented under operating leases. Total rent expense was approximately $746,000 and $726,000 for the three months ended March 31, 2017 and 2016, respectively. Minimum future rental commitments under operating leases as of December 31, 2016, are as follows:

Years ending December 31:
2017	$2,370,000
2018	1,540,000
2019	1,094,000
2020	390,000
2021	37,000
$5,431,000

The Company is periodically involved in various legal proceedings in the ordinary course of business. In management’s opinion, the ultimate disposition of any such matters pending as of March 31, 2017, is not expected to have a material effect on the financial statements.

Note 5. Subsequent Events

On April 3, 2017, 100% of the equity ownership of the Company was sold pursuant to consummation of a merger agreement for aggregate consideration of approximately $66.6 million. As a result of the sale, the Company became an indirect wholly-owned subsidiary of GEE Group, Inc. In connection with the sale, a payout of approximately $2.2 million was made under the Company’s management incentive plan and the plan was terminated.

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